UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 10, 2017

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110

(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Larry G. Garberding

On May 10, 2017, Larry G. Garberding, a member of the Board of Directors (the “Board”) of Plug Power Inc. (the “Company”) since 1997, notified the Company of his decision to retire from the Board at the end of his current term which expires on June 28, 2017. Mr. Garberding served as the chairman of the Board’s Audit Committee. As a result of his retirement, Mr. Garberding is not standing for reelection at the Annual Meeting of Stockholders (the “Annual Meeting”).

(a) Resignation of Xavier Pontone

On May 10, 2017, Xavier Pontone, a member of the Board since October 2013, notified the Company that he decided to resign from the Board, effective as of the Annual Meeting. Mr. Pontone’s resignation is not due to any disagreement with the Company regarding any matter related to the Company’s operations, policies, or practices.

(d) Appointment of Gregory Graves as a member of the Board of Directors and Audit Committee

On May 10, 2017, the Board of the Company appointed Gregory Graves to serve as a director of the Company effective May 10, 2017.  Mr. Graves was appointed to serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2017.  The Board currently consists of eleven directors divided into three classes, as follows: Class I (term expiring 2018) - Andrew Marsh, Gary K. Willis and Maureen O. Helmer, Class II (term expiring 2019) - George C. McNamee, Johannes M. Roth, Xavier Pontone and Gregory L. Kenausis and Class III (term expiring 2017) Mr. Graves, Lucas P. Schneider, Larry G. Garberding and Douglas T. Hickey.

Currently, Mr. Graves serves as the Executive Vice President and Chief Financial Officer (CFO) of Entegris, Inc. (Nasdaq: ENTG), where he is responsible for all financial matters for the company and has helped lead the company from a $300 million, low single digit growth company in a mature industry, to a $1.2 billion, high growth company. Entegris, Inc. is a leading global developer, manufacturer and supplier of microcontamination control products, specialty chemicals and advanced materials handling solutions for manufacturing processes in the semiconductor and other high-technology industries.

Mr. Graves has also played a key role at Entegris, Inc. implementing investor relations strategies, highlighted by a shift in the investor base from 2009 when the company’s stock was close to $0, to today, where the stock has climbed to $24. This growth in market cap is a direct result of his efforts to move the firm’s investor base from hedge funds, to high growth and small cap value investors.

Mr. Graves has been named to the Company’s Audit Committee. In connection with his appointment to the Board, Mr. Graves became a party to the Company’s standard indemnification agreement with nonemployee directors and was granted options to purchase 69,767 shares of the Company’s common stock at an exercise price of $2.15 per share (the closing price of the Company’s common stock on the NASDAQ Capital Market on May 10, 2017, the date of grant) in accordance with the Company’s Non-Employee Director Compensation Policy.  The options become fully vested on the first anniversary of the grant date.

A copy of the Company’s press release announcing Mr. Graves’ appointment to the Board of Directors of the Company is attached hereto as Exhibit 99.1.

(d) Appointment of Lucas Schneider as a member of the Corporate Governance and Nomination Committee

Mr. Lucas has been named to the Company’s Corporate Governance and Nomination Committee.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

99.1	Press Release of Plug Power Inc. dated May 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: May 12, 2017	By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer